EXHIBIT  99.1

FOR IMMEDIATE RELEASE

Date: January 22, 2016

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 24.7% Increase in Net Income For The Six Months
Ended December 31, 2015

Catskill, N.Y. -- (BUSINESS WIRE) – January 22, 2016 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six and three months ended December 31, 2015, which is the second quarter of the Company’s fiscal year ending June 30, 2016.  Net income for the six and three months ended December 31, 2015 was $4.5 million, or $1.06 per basic and $1.05 per diluted share, and $2.3 million, or $0.55 per basic and diluted share, respectively, as compared to $3.6 million, or $0.85 per basic and $0.84 per diluted share, and $1.8 million, or $0.43 per basic and diluted share, for the six and three months ended December 31, 2014, respectively.  Net income increased $884,000, or 24.7%, when comparing the six months ended December 31, 2015 and 2014, and increased $509,000, or 28.1%, when comparing the three months ended December 31, 2015 and 2014.

Donald Gibson, President & CEO stated: “It is my pleasure to report record net income for the six months ended December 31, 2015. I believe our continued success is a testimony to our community banking model. In contrast to large banks, our strategy has been, and continues to be, 100% focused and dedicated to supporting our hometown markets.”

Selected highlights for the six and three months ended December 31, 2015 are as follows:

Net Interest Income and Margin
•	Net interest income increased $1.3 million to $12.8 million for the six months ended December 31, 2015 from $11.5 million for the six months ended December 31, 2014. Net interest income increased $666,000 to $6.5 million for the three months ended December 31, 2015 from $5.8 million for the three months ended December 31, 2014. These increases in net interest income were primarily the result of the growth in the average interest-earning asset balances.
•	Net interest spread and margin increased one basis point to 3.38% and 3.45%, respectively, for the six months ended December 31, 2015, compared to 3.37% and 3.44%, respectively, for the six months ended December 31, 2014. Net interest spread and margin increased two basis points to 3.38% and 3.45%, respectively, for the three months ended December 31, 2015, compared to 3.36% and 3.43%, respectively, for the three months ended December 31, 2014.
•	Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.69% and 3.70% for the six and three months ended December 31, 2015, compared to 3.66% and 3.65% for the six and three months ended December 31, 2014.
 Asset Quality and Loan Loss Provision
•	The provision for loan losses amounted to $717,000 and $716,000 for the six months ended December 31, 2015 and 2014, respectively. The provision for loan losses amounted to $343,000 and $305,000 for the three months ended December 31, 2015 and 2014, respectively. Allowance for loan losses to total loans receivable decreased to 1.77% as of December 31, 2015 as compared to 1.81% as of June 30, 2015.

•	Net charge-offs amounted to $248,000 and $339,000 for the six months ended December 31, 2015 and 2014, respectively, and amounted to $198,000 and $229,000 for the three months ended December 31, 2015 and 2014, respectively.
•	Nonperforming loans amounted to $3.7 million and $4.7 million at December 31, 2015 and June 30, 2015, respectively. At December 31, 2015, nonperforming assets were 0.50% of total assets and nonperforming loans were 0.77% of net loans.
Noninterest Income and Noninterest Expense
•	Noninterest income increased $115,000, or 4.0%, to $3.0 million for the six months ended December 31, 2015 as compared to $2.9 million for the six months ended December 31, 2014. Noninterest income increased $138,000, or 9.6%, to $1.6 million for the three months ended December 31, 2015 as compared to $1.4 million for the three months ended December 31, 2014, primarily due to an increase in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards. The increase in other operating income was primarily the result of income generated by Greene Risk Management, Inc., a captive insurance subsidiary established on December 28, 2014.
•	Noninterest expense increased $474,000, or 5.4%, to $9.2 million for the six months ended December 31, 2015 as compared to $8.8 million for the six months ended December 31, 2014. Noninterest expense increased $231,000, or 5.1%, to $4.7 million for the three months ended December 31, 2015 as compared to $4.5 million for the three months ended December 31, 2014. The increase in noninterest expense is primarily the result of an increase in other expense which included costs related to foreclosed real estate (primarily real estate taxes) as well as write-downs of several of the properties within foreclosed real estate based on pending sales or a decrease in the list price. Salaries and employee benefits expense also increased and was primarily due to the opening of our Kingston branch during the third quarter of fiscal 2015, as well as increases in staffing within our Lending Center and Customer Service Center. Partially offsetting the aforementioned increases were decreases in computer software, supplies and support. During the six months ended December 31, 2014, a one-time fee was paid to one of the Company’s vendors related to the renegotiation of the contract for support services. Legal and professional fees also decreased when comparing the six and three months ended December 31, 2015 and 2014. During the six and three months ended December 31, 2014, the Company incurred one-time legal and professional fees associated with the creation of its newly formed captive insurance subsidiary, Greene Risk Management, Inc.
Income Taxes
•	The effective tax rate was 23.2% and 23.1% for the six and three months ended December 31, 2015, compared to 27.5% and 27.1% for the six and three months ended December 31, 2014. The effective tax rate has continued to decline as a result of increased income derived from tax-exempt bonds and loans as well as continued loan growth within the Company’s real estate investment trust subsidiary. Also contributing to the lower effective income tax rate is the tax benefits derived from the Company’s pooled captive insurance company, as premium income received by the pooled captive insurance company is exempt from income taxes. The premiums paid to the pooled captive insurance company by the Company and its banking subsidiaries are tax deductible.
Balance Sheet Summary
•	Total assets of the Company were $796.8 million at December 31, 2015 as compared to $738.6 million at June 30, 2015, an increase of $58.2 million, or 7.9%.
•	Securities available-for-sale and held-to-maturity amounted to $271.1 million, or 34.0% of assets, at December 31, 2015 as compared to $255.0 million, or 34.5% of assets, at June 30, 2015, an increase of $16.1 million, or 6.3%.
•	Net loans increased $34.7 million, or 7.8%, to $478.2 million at December 31, 2015 as compared to $443.5 million at June 30, 2015. The loan growth experienced during the six months consisted primarily of $20.8 million in commercial real estate loans, $3.1 million in residential real estate loans, $5.4 million in construction loans, and $5.6 million in commercial loans.
•	Total deposits increased $46.5 million, or 7.5%, to $669.2 million at December 31, 2015 from $622.7 million at June 30, 2015.
•	The Company had $27.8 million of short-term borrowings, and $20.3 million of long-term borrowings, with the Federal Home Loan Bank at December 31, 2015 compared to $22.9 million of short term borrowings and $18.8 million of long-term borrowings at June 30, 2015.
•	Total shareholders’ equity increased $3.9 million to $70.8 million, or 8.9% of total assets, at December 31, 2015, from total equity of $66.9 million, or 9.1% of total assets, at June 30, 2015.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, of The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services. In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
Dollars in thousands, except share and per share data
	At or for the Six Months Ended December 31,		At or for the Three Months Ended December 31,
	2015	2014	2015	2014
Interest income	$13,999	$12,648	$7,136	$6,407
Interest expense	1,240	1,125	626	563
Net interest income	12,759	11,523	6,510	5,844
Provision for loan losses	717	716	343	305
Noninterest income	3,024	2,909	1,578	1,440
Noninterest expense	9,247	8,773	4,727	4,496
Income before taxes	5,819	4,943	3,018	2,483
Tax provision	1,349	1,357	698	672
Net Income	$4,470	$3,586	$2,320	$1,811

Basic EPS	$1.06	$0.85	$0.55	$0.43
Weighted average shares outstanding	4,224,540	4,215,738	4,225,924	4,217,118
Diluted EPS	$1.05	$0.84	$0.55	$0.43
Weighted average diluted shares outstanding	4,250,456	4,246,793	4,251,483	4,248,175
Dividends declared per share [4]	$0.37	$0.36	$0.185	$0.18

Selected Financial Ratios
Return on average assets[1]	1.18%	1.05%	1.20%	1.04%
Return on average equity[1]	13.01%	11.43%	13.32%	11.39%
Net interest rate spread[1]	3.38%	3.37%	3.38%	3.36%
Net interest margin[1]	3.45%	3.44%	3.45%	3.43%
Fully taxable-equivalent net interest margin[2]	3.69%	3.66%	3.70%	3.65%
Efficiency ratio[3]	58.59%	60.79%	58.44%	61.72%
Non-performing assets to total assets	0.50%	0.96%
Non-performing loans to net loans	0.77%	1.49%
Allowance for loan losses to non-performing loans	232.73%	123.98%
Allowance for loan losses to total loans	1.77%	1.81%
Shareholders’ equity to total assets	8.88%	9.05%
Dividend payout ratio[4]	34.91%	42.35%
Actual dividends paid to net income[5]	16.00%	19.33%
Book value per share	$16.73	$15.28

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.63% for New York State income taxes for all periods presented.  The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the six months ended		For the three months ended
(Dollars in thousands)	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Net interest income (GAAP)	$12,759	$11,523	$6,510	$5,844
Tax-equivalent adjustment	904	732	471	375
Net interest income (fully taxable-equivalent basis)	$13,663	$12,255	$6,981	$6,219

Average interest-earning assets	$739,869	$669,381	$754,770	$681,696
Net interest margin (fully taxable-equivalent basis)	3.69%	3.66%	3.70%	3.65%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.5% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the six months ended December 31, 2015 and 2014.

Consolidated Statements of Financial Condition (Unaudited)
Dollars in thousands
	As of December 31, 2015	As of June 30, 2015
Assets
Total cash and cash equivalents	$22,088	$15,538
Long term certificate of deposit	1,230	1,230
Securities- available for sale, at fair value	93,582	86,034
Securities- held to maturity, at amortized cost	177,554	169,000
Federal Home Loan Bank stock, at cost	2,782	2,494

Gross loans receivable	485,928	450,755
Less: Allowance for loan losses	(8,611)	(8,142)
Unearned origination fees and costs, net	887	883
Net loans receivable	478,204	443,496

Premises and equipment	14,340	14,515
Accrued interest receivable	3,258	3,026
Foreclosed real estate	304	847
Prepaid expenses and other assets	3,464	2,467
Total assets	$796,806	$738,647

Liabilities and shareholders’ equity
Noninterest bearing deposits	$77,784	$73,359
Interest bearing deposits	591,405	549,358
Total deposits	669,189	622,717

Borrowings from FHLB, short term	27,800	22,900
Borrowings from FHLB, long term	20,300	18,800
Accrued expenses and other liabilities	8,767	7,310
Total liabilities	726,056	671,727
Total shareholders’ equity	70,750	66,920
Total liabilities and shareholders’ equity	$796,806	$738,647
Common shares outstanding	4,228,957	4,222,357
Treasury shares	76,713	83,313